EXHIBIT 77 to Neuberger Berman Real Estate
Securities Income Fund Inc. NSAR
10/31/09

File Number: 81121421
CIK Number: 0001261166

SubItem 77C

Report of Votes of Stockholders
An annual meeting of stockholders of Neuberger
Berman Real Estate Securities Income Fund
Inc. was held on May 13, 2009. Upon completion of the acquisition of Neuberger Berman
Management LLC (Old Management) and Neuberger
Berman, LLC (NB, LLC) by NBSH
Acquisition, LLC, an entity organized by key members of Neuberger Bermans senior management (the Acquisition), the Funds management and subadvisory agreements with Old
Management and NB, LLC, respectively, automatically terminated. To provide for continuity of management, interim management and subadvisory agreements became effective upon completion of the Acquisition on May 4, 2009.
Stockholders voted to approve a new
management agreement between the Fund and a newlyformed successor entity to Old
Management (New Management) and a new subadvisory agreement with respect to the Fund between New Management and Neuberger Berman LLC
(formerly known as Neuberger Berman,
LLC) (Neuberger).
Stockholders also voted to elect six Class I
Directors to serve until the annual meeting of stockholders in 2012, or until their successors are elected and qualified. Class II Directors (which include John Cannon, C. Anne Harvey, George W.
Morriss, Tom D. Seip and Jack L. Rivkin) and Class III Directors (which include Joseph
V. Amato, Martha C. Goss, Robert A. Kavesh,
Howard A. Mileaf, Edward A. OBrien and Candace
L. Straight) continue to hold office until the annual meeting in 2010 and 2011, respectively.
PROPOSAL 1 TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN
THE FUND AND NEW MANAGEMENT
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
33,581,617	2,193,057	1,055,823	9,993,318

PROPOSAL 2 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH
RESPECT TO THE FUND BETWEEN NEW MANAGEMENT AND NEUBERGER
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
33,412,799	2,251,920	1,165,778	9,993,318

PROPOSAL 3 TO APPROVE THE ELECTION OF SIX CLASS I DIRECTORS TO
SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2012:
Common and Preferred Shares

Votes For	Votes Withheld	Abstentions	Broker NonVotes

Faith Colish	42,860,998	3,962,817

Robert Conti	42,896,633	3,927,182

Michael M.
Knetter		42,883,875	3,939,940

Cornelius T.
Ryan		42,858,957	3,964,858

Peter P. Trapp	42,918,337	3,905,478